EXHIBIT 99.1

Press Release dated March 2, 2001
re conference participation

For Information Contact

At Greater Bay Bancorp:	At Financial Relations Board:
David L. Kalkbrenner	Christina Carrabino (general information)
President and CEO	James Hoyne (analyst contact)
(650) 614-5767	Dawn Swidorski (financial media)
Steven C. Smith	(415) 986-1591
EVP, CAO and CFO
(650) 813-8222

FOR IMMEDIATE RELEASE

GREATER BAY BANCORP TO ATTEND SANDLER CONFERENCE

PALO ALTO, CA, March 2, 2001 -- Greater Bay Bancorp (Nasdaq:GBBK), a $5.1 billion in assets financial services holding company, announced that a representative of the Company will participate in a conference sponsored by Sandler O’Neill & Partners L.P. on March 6, 2001 at 8:00 a.m. (pacific time). The call-in number to hear the conference live is 1-800-559-2403. No password will be necessary. The conference will not be available for telephonic replays.

The conference will also be webcast live and accessible through the Internet at http://www.sandleroneill.com. Once at the website, click on “At This Moment” to access the live webcast. Slides of Greater Bay Bancorp’s presentation will be filed with the SEC on a Current Report on Form 8-K prior to the presentation.

Persons interested in listening to the conference should go to the website 15 minutes prior to the start of the conference to register. It may be necessary to download audio software to hear the presentation. To do so investors should click on the Real Player icon and follow directions from there. The webcast of the conference will be archived and available for replay for approximately 30 days after the conference ends.

Greater Bay Bancorp through its ten subsidiary banks, Bank of Petaluma, Bank of Santa Clara, Bay Area Bank, Bay Bank of Commerce, Coast Commercial Bank, Cupertino National Bank, Golden Gate Bank, Mid-Peninsula Bank, Mt. Diablo National Bank and Peninsula Bank of Commerce, along with its operating divisions, serves clients throughout Silicon Valley, San Francisco, the San Francisco Peninsula, the East Bay Region, the North Bay Region and the Central Coastal Region.

Greater Bay Bancorp’s corporate press releases are available on the company’s web site at http://www.gbbk.com.

Safe Harbor
Certain matters discussed in this press release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward looking statements relate to the Company’s current expectations regarding future operating results, growth in loans, deposits and assets, continued success of its Super Community Banking strategy and the strength of the local economy. These forward looking statements are subject to certain risks and uncertainties that could cause the actual results, performance or achievements to differ materially from those expressed, suggested or implied by the forward looking statements. These risks and uncertainties include, but are not limited to: (1) the impact of changes in interest rates, a decline in economic conditions at the international, national and local levels and increased competition among financial service providers on the Company’s results of operations, the Company’s ability to continue its internal growth at historical rates, the Company’s ability to maintain its net interest spread, and the quality of the Company’s earning assets; (2) any difficulties that may be encountered in integrating newly acquired businesses and in realizing operating efficiencies; (3) government regulation; (4) the risks relating to the Company’s warrant positions; and (5) the other risks set forth in the Company‘s reports filed with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2000.

For investor information on Greater Bay Bancorp at no charge, call our automated shareholder information line at 1-800-PRO-INFO (1-800-776-4636) and enter code GBBK. For international access, dial 1-201-432-6555.